 Exhibit 99.1

FOR IMMEDIATE RELEASE	NASDAQ:TRIL
TSX: TRIL

TRILLIUM ANNOUNCES VOTING RESULTS FROM THE ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

CAMBRIDGE, MA, June 9, 2021 – Trillium Therapeutics Inc. (NASDAQ/TSX: TRIL) (the “Corporation”), a clinical stage immuno-oncology company developing innovative therapies for the treatment of cancer, announced the voting results from its Annual General and Special Meeting of Shareholders (the “Meeting”) held on June 8, 2021.

The results of the director elections were as follows:

Name	Votes in Favor	% Votes in Favor	Votes Withheld	% Votes Withheld
Mr. Luke Beshar	45,690,551	89.6	5,331,299	10.4
Dr. Michael Kamarck	50,875,937	99.7	145,912	0.3
Mr. Scott Myers	50,879,347	99.7	142,503	0.3
Mr. Paolo Pucci	50,842,785	99.7	179,065	0.3
Dr. Jan Skvarka	50,903,051	99.8	118,798	0.2
Dr. Helen Tayton-Martin	50,766,458	99.5	255,391	0.5
Mr. Paul Walker	41,737,821	81.8	9,284,029	18.2

The shareholders of the Corporation also voted to reappoint Ernst & Young LLP, Chartered Professional Accountants, Licensed Public Accountants as auditors of the Corporation for the ensuing year. In addition, the shareholders approved the non-binding, advisory vote on the compensation paid to the Corporation’s named executive officers and recommended that future advisory votes on the compensation paid to the Corporation’s named executive officers should be held every year. For complete voting results on all matters approved at the Meeting, please see the Corporation’s Report of Voting Results dated June 9, 2021 available on SEDAR at www.sedar.com and the Current Report on Form 8-K filed on EDGAR.

About Trillium Therapeutics

Trillium is an immuno-oncology company developing innovative therapies for the treatment of cancer. The company’s two clinical programs, TTI-622 and TTI-621, target CD47, a “don’t eat me” signal that cancer cells frequently use to evade the immune system.

For more information visit: www.trilliumtherapeutics.com

Company Contact:

Rosemary Harrison

SVP, Corporate Development and Strategy

Trillium Therapeutics Inc.

416-595-0627 x225

investors@trilliumtherapeutics.com

www.trilliumtherapeutics.com

Media Relations:

Mike Beyer
Sam Brown Inc.

312-961-2502

mikebeyer@sambrown.com